Exhibit 99.(c)(xii)
March 23, 2026 Project Jewel Discussion Materials Goldman Sachs & Co.

2 Disclaimer These materials have been prepared by Goldman Sachs on a confidential basis for presentation solely to the special committee (the “Special Committee”) of Jewel (the “Company”) in connection with an informational presentation which Goldman Sachs is making to the Special Committee. These materials and Goldman Sachs’ presentation relating to these materials (collectively, the “Presentation”) may not be disclosed to any third party or circulated or referred to publicly or used for or relied upon for any other purpose without the written consent of Goldman Sachs. The Presentation was not prepared with a view to public disclosure or to conform to any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and Goldman Sachs does not take any responsibility for the use of the Presentation by persons other than those set forth above. Notwithstanding anything in this Presentation to the contrary, the Company may disclose to any person the US federal income and state income tax treatment and tax structure of any transaction described herein and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Company relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind. The Presentation has been prepared by the Investment Banking Division of Goldman Sachs and is not a product of its research department. Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. 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The Presentation, including this disclaimer, are subject to, and governed by, any written agreement between the Special Committee, the Company and Goldman Sachs.

3 Trian / General Catalyst Bid Progression History October 26, 2025 — Trian and General Catalyst offer to purchase Jewel for $46.00 per share1 December 2, 2025 — Trian and General Catalyst revise offer price to $46.50 per share2 December 15, 2025 — Trian and General Catalyst revise offer price to $47.00 per share2 December 18, 2025 — Trian and General Catalyst revise offer price to $48.00 per share2 December 21, 2025 — Trian and General Catalyst revise offer price to $49.00 per share2,3 March 23, 2026 — Trian and General Catalyst revise offer price to $50.00 per share2,3 March 23, 2026 — Trian and General Catalyst revise offer price to $52.00 per share2,3,4 Source: Jewel Management Projections. 1 No stated details around treatment of dividend between signing and closing. 2 Offer price is without reduction for non-payment of Q1 and Q2 dividends (estimated to be $0.40/share per quarter for Jewel Management Projections). Dividends expected to cease between signing and closing. 3 Closing date assumed to be end of second quarter of 2026 per Jewel Management. $52.00 price is without reduction for non-payment of Q1 and Q2 dividends (estimated to be $0.40/share per quarter for Jewel Management Projections), which Goldman Sachs took into account for purposes of its analysis and opinion. 4 Trian and General Catalyst noted proposal is best and final.

Goldman Sachs

Summary of Trian / General Catalyst's Offer

($ in millions, except share price)

INVESTMENT BANKING

Metric	Value	Trian / GC Prior Agreement (21-Dec-2025) $ 49.00 per share [1] Equity Value: $ 7,428 Enterprise Value: $ 7,269	Trian / GC Current Offer (23-Mar-2026) $ 52.00 per share Equity Value: $ 7,871 Enterprise Value: $ 7,695	Traditional Asset Management Peers[2]	Precedent Transactions
Premium To:					
Undisturbed Share Price (24-Oct-2025)	$ 41.63	17.7 %	24.9 %	-	-
30-Day VWAP (24-Oct-2025)	43.61	12.4	19.2	-	-
52-Week High [3] (05-Feb-2025)	45.94	6.7	13.2	-	-
All-Time High (09-Nov-2021)	48.43	1.2	7.4	-	-
Estimated Trian Cost Basis	29.49	66.2	76.3	-	-
Comparison to Initial Offer					
% Change from Initial Trian / GC Offer	$ 46.00	6.5 %	13.0 %	-	-
Jewel Management Projected Adj. EBITDA					
LTM EBITDA (Q3 2025)	777	9.4	-	-	-
LTM EBITDA (Q4 2025) [4]	757	-	10.2	-	9.4 x
2026E	912	8.0	8.4	6.2	-

Source: Jewel projections per Jewel management as approved for Goldman Sachs' use by the Special Committee ("Jewel Management Projections"), filings, Refinitiv, FactSet. Market data as of 20-Mar-2026. Current offer utilizes diluted share count for purposes of per share values based on Jewel change of control fully diluted shares outstanding per Jewel Management. Equity value composed of enterprise value less debt of $396mm, nonredeemable NCI of $167mm, incremental RSU, PSU, and Warrant related liability of $238mm, regulatory required capital of $274mm, and contingent consideration of $10mm plus cash and cash equivalents of $1,244m and investments in affiliates of $17mm. [1] Closing date assumed to be end of second quarter of 2026 per Jewel Management. $52.00 price is without reduction for non-payment of Q1 and Q2 dividends (estimated to be $0.40/share per quarter for Jewel Management Projections), which Goldman Sachs took into account for purposes of its analysis and opinion. [2] TAM Peers include AB, AMG, APAM, BEN, BLK, IVZ, TROW, VRTS. Excludes VCTR given share price is disturbed post public letter. [3] Reflects 52-week high as of undisturbed date of 24-Oct-2025. [4] Excludes outperformance of performance fees from biotech fund per Jewel Management.

4

5 Jewel 3Y 1Y 6M 3M 1M % Performance 100.8% 33.5% 12.5% 9.6% 2.8 % Average Share Price $ 35.97 $ 42.59 $ 46.42 $ 49.03 $ 50.92 $ 50.43 0 3 6 9 12 15 18 $ 20 $ 30 $ 40 $ 50 $ 60 Mar-23 Sep-23 Mar-24 Sep-24 Mar-25 Sep-25 Mar-26 Volume (mm) Share Price Jewel Share Price Performance Source: Company filings, FactSet. Note: Market data as of 20-Mar-2026. 1 Jewel % performance and average share price metrics as of 20-Mar-2026. 2 52-week high and low as of closing on 24-Oct-2025, prior to initial Trian bid proposal. 3 Trian publicly-disclosed letter dated 26-Oct-2025. 4 Viper non-binding indication of interest dated 26-Feb-2026. 5 Viper non-binding indication of interest dated 17-Mar-2026. 27-Oct-2025: Jewel confirms acquisition proposal from Trian and General Catalyst3 Last 3 Years Share Price Performance & Volume Trading History 02-Apr-2025: Liberation Day 31-Jan-2025: Beat 2024 full-year consensus street EPS estimates by ~14% 09-Apr-2025: Reciprocal tariffs paused 12-Aug-2024: Announces acquiring majority stake in Victory Park Capital (VPC) 24-Sep-2025: Jewel, VPC & CNO Financial Group announce strategic partnership M&A Activity Earnings Report Macro-economic Activity 1 Undisturbed Trading History2 Share Price 52-Week High (05-Feb-2025) $ 45.94 52-Week Low (08-Apr-2025) $ 29.47 02-May-2024: Announces acquisition of NBK Wealth & Tabula 26-Feb-2026: Viper announces pursuit of Jewel via public letter; discloses prior proposals4 17-Mar-2026: Fourth Viper Proposal5

6 7.8 x 6.2 x 5.0 x 5.5 x 6.0 x 6.5 x 7.0 x 7.5 x 8.0 x 8.5 x 9.0 x 9.5 x Mar-23 Sep-23 Mar-24 Sep-24 Mar-25 Sep-25 Mar-26 Historical Jewel and Peer EV / NTM EBITDA Historical Jewel and Peer Multiple Analysis Source: Company filings, FactSet. Market data as of 20-Mar-2026. 1 Reflects Jewel historical data up to undisturbed date of 24-Oct-2025. 2 TAM Peers include AB, AMG, APAM, BEN, BLK, IVZ, TROW, VRTS. Excludes VCTR given share price is disturbed post public letter. Reflects historical data through 20-Mar-2026. EV / NTM EBITDA on 24-Oct-2025 (Pre-Proposal): 7.3 x Jewel - % of Time Spent in Range1 3Y 2Y 1Y > 9.0 x 0% - - 8.5 x - 9.0 x 5 7 13 8.0 x - 8.5 x 25 27 41 7.5 x - 8.0 x 37 37 21 7.0 x - 7.5 x 20 18 10 6.5 x - 7.0 x 10 7 8 6.0 x - 6.5 x 2 2 2 < 6.0 x 1 2 4 Average 3Y 2Y 1Y Jewel1 7.7 x 7.7 x 7.8 x TAM Peers2 7.4 7.2 7.1 TAM Peers - % of Time Spent in Range2 3Y 2Y 1Y > 9.0 x - - - 8.5 x - 9.0 x 1 - - 8.0 x - 8.5 x 10 - - 7.5 x - 8.0 x 33 28 19 7.0 x - 7.5 x 41 51 47 6.5 x - 7.0 x 8 11 18 6.0 x - 6.5 x 6 8 13 < 6.0 x 1 2 3

Goldman Sachs

Jewel Management Projections

Adjusted Financials | ($ in millions)

INVESTMENT BANKING

	Historical				Projected				CAGR	
	2022A	2023A	2024A	2025A	2026P	2027P	2028P	2029P	'22A - '25A	'26P - '29P
Revenues										
Total Revenues[1]	**$ 1,705**	**$ 1,646**	**$ 1,941**	**$ 2,536**	**$ 2,324**	**$ 2,460**	**$ 2,587**	**$ 2,671**	**14 %**	**5 %**
% Revenue Growth	*(23)%*	*(3)%*	*18 %*	*31 %*	*(8)%*	*6 %*	*5 %*	*3 %*		
Expenses										
Compensation	$ 754	$ 754	$ 855	$ 1,161	$ 971	$ 1,024	$ 1,076	$ 1,118		
Compensation as % of Revenue	*44 %*	*46 %*	*44 %*	*46 %*	*42 %*	*42 %*	*42 %*	*42 %*		
% Compensation Growth	*(14)*	*(0)*	*13*	*36*	*(16)*	*5*	*5*	*4*		
Non-Compensation	$ 374	$ 384	$ 418	$ 463	$ 485	$ 506	$ 523	$ 540		
Non-Compensation as % of Revenue	*22 %*	*23 %*	*22 %*	*18 %*	*21 %*	*21 %*	*20 %*	*20 %*		
% Non-Compensation Growth	*(1)*	*2*	*9*	*11*	*5*	*4*	*3*	*3*		
Total Expenses	**$ 1,129**	**$ 1,137**	**$ 1,273**	**$ 1,624**	**$ 1,456**	**$ 1,530**	**$ 1,599**	**$ 1,658**	**13 %**	**4 %**
Operating Income	**$ 577**	**$ 509**	**$ 668**	**$ 912**	**$ 868**	**$ 930**	**$ 988**	**$ 1,013**	**16 %**	**5 %**
Operating Income Margin	*34 %*	*31 %*	*34 %*	*36 %*	*37 %*	*38 %*	*38 %*	*38 %*		
% Operating Income Growth	*(40)*	*(12)*	*31*	*36*	*(5)*	*7*	*6*	*2*		
EBITDA	**$ 607**	**$ 542**	**$ 710**	**$ 970**	**$ 912**	**$ 971**	**$ 1,026**	**$ 1,048**	**17 %**	**5 %**
EBITDA Margin	*36 %*	*33 %*	*37 %*	*38 %*	*39 %*	*39 %*	*40 %*	*39 %*		
% EBITDA Growth	*(39)*	*(11)*	*31*	*37*	*(6)*	*6*	*6*	*2*		

2025A EBITDA of $757mm excluding outperformance of performance fees from biotech fund, per Jewel Management

Source: Company filings, Jewel Management Projections. Jewel Management adjustments to GAAP P&L include:

[1] Reimbursement of GAAP recognized distribution and servicing fees collected from customers and remitted to third-party partners (pass-through revenues / expenses).

7

Goldman Sachs

Illustrative Summary of Jewel Financial Analysis

INVESTMENT BANKING

	Methodology	Illustrative Valuation Range	Selected Commentary
	DCF Analysis	$ 45.14 – $ 60.53	**Low:** WACC of 13.50%, PGR of 1.50% **High:** WACC of 11.00%, PGR of 2.50% Based on Jewel Management Projections
	Present Value of Future Stock Price	$ 43.96 – $ 52.52	Present value of future share price + dividends using Jewel COE of 13.2% **Low:** 7.0x EV / EBITDA **High:** 8.5x EV / EBITDA Based on Jewel Management Projections
	Precedent Transaction	$ 36.52 – $ 62.02	**Low:** 6.9x LTM EV / EBITDA **High:** 12.1x LTM EV / EBITDA Based on LTM EBITDA of $757mm[1]
	Precedent Premia Analysis (Undisturbed)	$ 49.96 – $ 63.69	Historical premia paid relative to undisturbed share price for all-cash U.S. target M&A transactions between $5bn - $10bn equity value since 2014 **Low:** 20% premia (25th percentile) to undisturbed price[2] **High:** 53% premia (75th percentile) to undisturbed price[2]
For Reference Only	Precedent Premia Analysis (52-Week High)	$ 45.02 – $ 56.05	Historical premia paid relative to 52-week high share price for all-cash U.S. target M&A transactions between $5bn - $10bn equity value since 2014 **Low:** (2)% premia (25th percentile) to 52-week high **High:** 22% premia (75th percentile) to 52-week high
For Reference Only	Public Market Valuation	$ 44.04 – $ 52.91	**Low:** 7.0x 2026E EV / EBITDA **High:** 8.5x 2026E EV / EBITDA Based on Jewel Management Projected 2026E EBITDA of $912mm[3]
For Reference Only	52-Week Range	$ 29.47 – $ 45.94	**Low[4]:** $29.47 on 08-Apr-2025 **High[4]:** $45.94 on 05-Feb-2025

Trian / GC Proposal: $ 52.00[5]

Source: Jewel Management Projections, Company filings, FactSet. Market data as of 20-Mar-2026. Note: Diluted share count for purposes of per share values based on Jewel standalone diluted shares outstanding as of 19-Mar-2026, inclusive of 154.076mm common shares, 0.158mm incremental share-based awards, 0.125mm warrant shares, and 0.046mm treasury shares held in separate trust related to BAYE plan per Jewel Management. Equity value composed of enterprise value less debt of $396mm, nonredeemable NCI of $167mm, regulatory required capital of $274mm, and contingent consideration of $10mm plus cash and cash equivalents of $1,244mm, and investments in affiliates of $17mm. [1] LTM EBITDA as of 31-Dec-2025. Excludes outperformance of performance fees from biotech fund per Jewel Management. [2] Undisturbed share price of $41.63 as of 24-Oct-2025. [3] Represents 2026E Projected EBITDA per Jewel Management Projections. [4] Reflects 52-week low and high share price through undisturbed date of 24-Oct-2025. [5] Closing date assumed to be end of second quarter of 2026 per Jewel Management. $52.00 price is without reduction for non-payment of Q1 and Q2 dividends (estimated to be $0.40/share per quarter for Jewel Management Projections), which Goldman Sachs took into account for purposes of its analysis and opinion.

8

9 Discounted Cash Flow Analysis ($ in millions) Alternative Asset Management Market Update Source: Jewel Management Projections, FactSet, Company Filings. Diluted share count for purposes of per share values based on Jewel standalone diluted shares outstanding as of 19-Mar-2026, inclusive of 154.076mm common shares, 0.158mm incremental share-based awards, 0.125mm warrant shares, and 0.046mm treasury shares held in separate trust related to BAYE plan per Jewel Management. Equity value composed of enterprise value less debt of $396mm, nonredeemable NCI of $167mm, regulatory required capital of $274mm, and contingent consideration of $10mm plus cash and cash equivalents of $1,244mm, and investments in affiliates of $17mm. Per Share Value Discounted Cash Flows Model Implied Terminal EV / EBITDA Multiple Growth Rate DCF WACC WACC Growth Rate 2026E 2027E 2028E 2029E Terminal EBITDA $ 912 $ 971 $ 1,026 $ 1,048 $ 1,079 (-) D&A (44) (41) (37) (35) Pre-Tax Operating Income $ 868 $ 930 $ 988 $ 1,013 (-) Taxes (209) (221) (233) (236) Post-Tax Operating Income $ 660 $ 709 $ 756 $ 777 (+) D&A 44 41 37 35 (-) Capex (41) (59) (19) (19) (+/-) NWC (17) (12) (10) (8) Unlevered Free Cash Flow $ 645 $ 679 $ 764 $ 785 $ 809 $ 7 11.00% 12.25% 13.50% 1.50% 7.9 x 7.0 x 6.2 x 2.00% 8.3 7.3 6.5 2.50% 8.8 7.7 6.8 $ 50 11.00% 12.25% 13.50% 1.50% $ 56.03 $ 49.95 $ 45.14 2.00% 58.16 51.54 46.36 2.50% 60.53 53.29 47.69

10 Present Value of Future Stock Price Analysis Source: Jewel Management Projections, FactSet, Axioma, Duff & Phelps. Assumes a 13.2% cost of equity based on an equity beta of 1.35, risk-free rate of 5.0% and equity risk premium of 6.1%. Discounted to 31-Dec-2025. Future Stock Price Based on NTM EV / EBITDA Multiples | 13.2% Cost of Equity Present Value of Future Stock Price 7.0x EV / EBITDA 7.75x EV / EBITDA 8.5x EV / EBITDA Present Value of Future Share Price 2026E 2027E 2028E 1-Year Forward EBITDA $ 971 $ 1,026 $ 1,048 Debt (396) (396) (396) Nonredeemable NCI (139) (165) (200) Cash and Cash Equivalents 1,474 1,962 2,524 Regulatory Req'd Cash / Capital (288) (302) (317) Investments in Affiliates 17 17 17 Total EV to Equity Value Adjustments $ 668 $ 1,117 $ 1,628 Annual Aggregate Dividend 245 245 245 $ 41.63 $ 44.19 $ 44.71 $ 43.96 $ 48.36 $ 48.60 $ 47.47 $ 52.52 $ 52.48 $ 50.97 $ 35.00 $ 40.00 $ 45.00 $ 50.00 $ 55.00 $ 60.00 $ 65.00 $ 70.00 $ 75.00 Undisturbed 2026E 2027E 2028E $ 41.63 $ 49.93 $ 56.89 $ 62.81 $ 54.65 $ 61.88 $ 67.90 $ 59.37 $ 66.86 $ 72.99 $ 35.00 $ 40.00 $ 45.00 $ 50.00 $ 55.00 $ 60.00 $ 65.00 $ 70.00 $ 75.00 Undisturbed 2026E 2027E 2028E

11 Acquirer Target Announced Consideration EV / LTM EBITDA Feb-2026 $ 13.51 9.9 x Apr-2024 1.0 8.9 x Jul-2022 0.8 7.2 x Dec-2020 1.7 10.8 x Oct-2020 6.8 12.1 x Feb-2020 5.6 10.5 x Nov-2018 0.92 6.9 x Oct-2018 5.6 8.4 x Median 9.4 x Precedent M&A Transactions Source: Company filings, earnings transcripts. 1 Exchange rate of 1.00 GBP : 1.36 USD. 2 Excludes $150mm earnout over four years. ($ in billions) (Asset Management Company) Precedent Transactions (Pzena Investment Management, LLC) (U.S.)

12 37% 38% 32% 22% 29% 45% 56% 23% 31% 62% 30% 47% 43% 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 2026 Premia Paid in Precedent U.S. Public M&A U.S. Targets Valued Between $5bn - $10bn; All-Cash Transactions Source: FactSet. Note: Premium is relative to target’s undisturbed share price for control deals with U.S. targets valued between $5 billion and $10 billion. 1 Includes all-cash transactions. 10 9 9 9 17 9 6 13 14 10 12 12 5 Premia Relative to Undisturbed Share Price1 # of Deals 25th Percentile 20% 75th Percentile 53 % Precedent Premia Analysis Median: 33%

Appendix A: Valuation Support

14 1.27 1.08 1.00 1.20 1.40 1.60 1.80 2.00 Oct-22 Aug-23 Jun-24 Apr-25 Mar-26 Beta Analysis Source: Axioma. Note: Market data as of 20-Mar-2026. 1 Reflects Jewel historical data up to undisturbed date of 24-Oct-2025. 2 TAM Peers include AB, AMG, APAM, BEN, BLK, IVZ, TROW, VRTS. Excludes VCTR given share price is disturbed post public letter. Reflects historical data through 20-Mar-2026. Historical Jewel and Peer Beta Analysis DCF Beta on 24-Oct-2025 (Pre-Proposal): 1.41 Jewel - % of Time Spent in Range1 3Y 2Y 1Y > 1.70 9% 13% 5% 1.60 - 1.70 7 11 - 1.50 - 1.60 41 28 - 1.40 - 1.50 29 29 57 1.30 - 1.40 13 19 38 1.20 - 1.30 1 - - 1.10 - 1.20 - - - 1.00 - 1.10 - - - 5-Nov-2024: U.S. Election Day TAM Peers - % of Time Spent in Range2 3Y 2Y 1Y > 1.70 - - - 1.60 - 1.70 1% 1% - 1.50 - 1.60 27 28 - 1.40 - 1.50 27 3 - 1.30 - 1.40 7 10 2 1.20 - 1.30 22 33 49 1.10 - 1.20 4 6 11 1.00 - 1.10 13 19 38 Average 3Y 2Y 1Y Jewel1 1.51 1.52 1.42 TAM Peers2 1.36 1.31 1.16

DCF

Goldman Sachs

Weighted Average Cost of Capital Analysis

($ in millions)

INVESTMENT BANKING

WACC Walk

Capital Structure	
% Target Debt	9.0
% Target Equity	91.0
Implied Debt to Capital Ratio	**9.0**

Cost of Equity	
Risk Free Rate	5.0 %
Levered Equity Beta	1.35
Equity Risk Premium	6.1 %
Cost of Equity	**13.2 %**

Cost of Debt	
Pre-Tax Cost of Debt	5.5 %
Marginal Tax Rate per Jewel Management	25.0
After-Tax Cost of Debt	**4.1 %**

Weighted Average Cost of Capital	**12.4 %**

Peer Capital Structure Comparison

		Capitalization				
	Axioma Historical Levered Beta	Debt	Cash	Net Debt	Market Cap	Gross Debt / Gross Debt + Market Cap
Jewel	**1.27**	**$ 396**	**$ 1,244**	**$(848)**	**$ 7,787**	**4.8 %**
Jewel (Undisturbed - Oct 24)	**1.41**	**395**	**870**	**(475)**	**6,428**	**5.8**
Peers						
Alliance Bernstein	0.68	$ 817	$ 779	$ 38	$ 10,949	6.9 %
Affiliated Managers Group	0.91	2,691	586	2,105	7,741	25.8
Artisan Partners	1.17	189	214	(25)	2,912	6.1
BlackRock	1.11	12,768	11,468	1,300	153,164	7.7
Franklin	0.94	2,357	2,672	(315)	12,217	16.2
Invesco	1.34	1,825	1,038	788	10,574	14.7
T. Rowe	1.12	0	3,378	(3,378)	19,306	0.0
Virtus	1.05	390	386	3	890	30.5
Peer Median	**1.08**					**11.2 %**
75th Percentile	**1.13**					**18.6**
Average	**1.04**					**13.5**
25th Percentile	**0.93**					**6.7**

WACC Sensitivity Analysis

		Equity Beta		
		1.20	**1.35**	**1.50**
Debt / Total Capital	**5.0 %**	11.9 %	12.8 %	13.6 %
	9.0 %	11.6	12.4	13.2
	13.0 %	11.2	12.0	12.8

Source: Jewel Management, Axioma, Duff and Phelps, Company filings, market data as of 20-Mar-2026.

15

16 Public Peer Trading Multiples Source: Jewel Management, Company filings, FactSet. Note: Market data as of 20-Mar-2026. Excludes VCTR given share price is disturbed post public letter. 1 Reflects Jewel data as of undisturbed date of 24-Oct-2025. ($ in millions, except share price) Public Market Valuation Equity Enterprise EV / EBITDA Company Name Closing Price Market Cap ($mm) Value CY2026 NTM CY2027 Jewel (Current) $ 50.43 $ 7,787 $ 7,288 8.0 x 7.8 x 7.2 x Jewel (Undisturbed)1 $ 41.63 $ 6,426 $ 6,282 7.1 x 7.3 x 7.1 x TAM Peers AllianceBernstein $ 37.10 $ 10,949 $ 10,733 8.2 x 8.0 x 7.4 x Affiliated Managers 278.17 7,741 7,913 6.1 6.0 5.6 Artisan Partners 35.90 2,912 2,905 6.4 6.3 6.1 Blackrock 957.91 153,164 155,228 12.5 12.2 11.2 Franklin Resources 23.46 12,217 11,863 5.6 5.3 4.9 Invesco 23.21 10,574 13,633 6.8 6.6 6.1 T. Rowe Price 86.19 19,306 14,857 4.7 4.7 4.7 Virtus 126.55 890 833 3.2 3.2 3.1 TAM Peers 6.2 x 6.2 x 5.9 x

17 10% 17% 7% 10% 6% 12% 19% 8% 0% 24% 4% 5% 8% 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 2026 Premia Paid in Precedent U.S. Public M&A U.S. Targets Valued Between $5bn - $10bn; All-Cash Transactions Source: FactSet. Note: Premium is relative to target’s 52-week high share price for control deals with U.S. targets valued between $5 billion and $10 billion. 1 Includes all-cash transactions. 10 9 9 9 17 9 6 13 14 10 12 12 5 Premia Relative to 52-Week High Share Price1 # of Deals 25th Percentile (2) % 75th Percentile 22 % Precedent Premia Analysis Median: 7%

18 78% 52% 53% 41% 28% 25% 25th Percentile: 16% 75th Percentile: 37% 0 - 50% 50 - 60% 60 - 70% 70 - 80% 80 - 90% 90%+ Premia Paid in Precedent U.S. Public M&A U.S. Targets Valued Between $5bn - $10bn; All-Cash Transactions Source: Dealogic. Note: Premium is relative to target’s undisturbed share for control deals with U.S. targets valued between $5 billion and $10 billion. 1 Includes all-cash transactions. Premia Relative to Undisturbed Share Price – Deals Grouped by Undisturbed Share Price as % of 52-Week High1 Precedent Premia Analysis 6 8 16 31 37 37 # of Deals Jewel’s $41.63 undisturbed share price represents 91% of its 52-Week High of $45.94

Appendix B: Additional Financial Information

20 Fully Diluted Shares Outstanding and Enterprise Value to Equity Value Walk Source: Company filings, Jewel Management. Share count data as of 19-Mar-2026 per Jewel Management. ($ in millions) | Standalone Illustrative Standalone Enterprise Value to Equity Value Adjustments Standalone FDSO as of Mar 19, 2026 (-) Long-Term Debt $(395.5) (-) Nonredeemable Non-Controlling Interests (167.1) (+) Cash and Cash Equivalents 1,243.7 (-) Regulatory Required Cash / Capital (incl. buffer) (273.8) (+) Investments in Affiliates 16.6 (-) Contingent Consideration (9.5) Total Enterprise Value to Equity Value Adjustments $ 414.4 Basic Common Shares 154,075,608 Dilutive Securities Incremental Share-Based Awards 158,404 Guardian Warrants 125,287 Treasury Shares 45,688 Total Dilutive Securities 329,378 Fully Diluted Shares Outstanding 154,404,986

Fully Diluted Shares Outstanding and Enterprise Value to Equity Value Walk

($ in millions) | Change of Control

INVESTMENT BANKING

Illustrative Change of Control Enterprise Value to Equity Value Adjustments	
(-) Long-Term Debt	$(395.5)
(-) Nonredeemable Non-Controlling Interests	(167.1)
(+) Cash and Cash Equivalents	1,243.7
(-) Regulatory Required Cash / Capital (incl. buffer)	(273.8)
(+) Investments in Affiliates	16.6
(-) Contingent Consideration	(9.5)
(-) Incremental RSU, PSU, and Warrant Related Liability	(238.3)
Total Enterprise Value to Equity Value Adjustments	**$ 176.1**

Change of Control FDSO as of Mar 19, 2026[1]	
Pro Forma Basic Common Shares[2]	**151,118,232**
Dilutive Securities	
Incremental Shares Related to RSU, PSU, US ESPP, GESPP, and NED RSU Vesting[3]	102,762
Incremental Share-Based Awards[4]	91,053
Treasury Shares[5]	45,688
Total Dilutive Securities	**239,503**
Fully Diluted Shares Outstanding	**151,357,735**

Source: Company filings, Jewel Management. [1] Change of control FDSO calculated using $52.00 per share Trian / GC proposal. [2] Pro Forma Basic common shares excludes 2.9mm custody shares held at Fidelity to cover the vesting of share-based awards and 0.046mm Treasury Shares per Jewel Management. [3] Per Jewel Management. Comprised of 0.044mm US ESPP All Future Vesting, 0.011mm GESPP All Future Vesting, and 0.047mm NED RSUs. [4] Per Jewel Management. Share based awards not included in the custody account at Fidelity. Primarily UK SAYE option plan. [5] Per Jewel Management. Relates to BAYE plan, held in separate trust.

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